Exhibit 99.1

Contact:

Steven Sipowicz, Chief Financial Officer

Cascade Microtech, Inc.

1-503-601-1000

Cascade Microtech Acquires Test Systems Division of SUSS MicroTec AG

Acquisition strengthens semiconductor test solutions aimed at emerging markets

Beaverton, OR, January 27, 2010 – Cascade Microtech (NASDAQ:CSCD), today announced that it has acquired the semiconductor test systems business of SUSS MicroTec AG., a German public company. The test systems business specializes in wafer-level test solutions for devices under test (DUT), and strengthens Cascade Microtech’s position as a worldwide leader in the design, development and manufacture of advanced wafer probing solutions for the electrical measurement and test of semiconductor integrated circuits and chips.

Under the terms of the agreement, Cascade Microtech has acquired all of the outstanding capital stock of SUSS MicroTec Test Systems GmbH, a wholly owned subsidiary of SUSS MicroTec AG, plus other related assets. The purchase price, which is subject to a post-closing purchase price adjustment, consists of a fixed amount and an amount placed in escrow. The fixed component amounts to EUR 4.5 million ($6.3 million) of which EUR 2.0 million ($2.8 million) was paid in cash and EUR 2.5 million ($3.5 million) was paid in shares of Cascade Microtech common stock. In addition, an amount of EUR 2.5 million ($3.5 million) has been placed in escrow and will be released to the seller upon meeting certain post-sale conditions. SUSS MicroTec Test Systems GmbH revenue for 2008 was EUR 25.0 million ($35.0 million) and EUR 10.6 million ($14.8 million) for the nine months ended September 30, 2009. Cascade Microtech expects the acquisition to be accretive by the end of 2010.

The acquisition of SUSS MicroTec Test Systems GmbH should afford Cascade Microtech the opportunity to leverage its position and focus the necessary resources towards significant efforts in achieving leading-edge customer solutions to address accelerated growth markets.

Chip manufacturers today are creating complex devices of unprecedented performance, features and functionality, straining traditional test methodologies. The industry continues to drive down geometries used in a variety of applications following Moore’s Law. The leading-edge test technology of Cascade Microtech, enhanced by this acquisition, should provide a market opportunity to engage and satisfy the test demands created by this continual drive to smaller devices.

These expanded core competencies should enable Cascade Microtech to further support and fulfill customers’ complex semiconductor probing and measurement requirements. Additional customer benefits include an expanded global service network and a strong commitment to customer satisfaction and technology leadership.

“This is a key strategic move for Cascade Microtech which strengthens our product portfolio and leverages our combined resources and competencies,” said F. Paul Carlson, Chairman and CEO, Cascade Microtech, Inc. “We now have the critical mass to focus on the technical challenges our customers have in developing semiconductor processes and designing devices into the next decade. This acquisition should enable us to aggressively address emerging applications such as 3D TSV, LED, and MEMS that are on an accelerated growth curve.”

“SUSS Test Systems’ experience in 3D, LED and MEMS test applications is a natural complement to Cascade Microtech’s legacy of innovations in semiconductor probe technology,” said Frank P. Averdung, President and CEO of SUSS MicroTec. “Being a leader in manufacturing equipment for 3D Integration, we anticipate future collaboration with Cascade Microtech in order to address the complex issues in developing and testing 3D TSVs.”

A conference call will be held on January 28, 2010, at 10:45 a.m. EST (7:45 a.m. PST). Audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 1:45 p.m. EST on January 28, 2010, at the same Internet address. (For a telephone replay – available after 1:45 p.m. EST) dial 888-286-8010, international: 617-801-6888, passcode: 93572500)

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical and mechanical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMS, biological structures, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge semiconductor production test products include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

Forward-Looking Statements Disclosure

This press release contains statements, including the statements by Paul Carlson, statements as to the Company’s expectation that the acquisition will be accretive by the end of 2010 and other statements regarding the Company’s expectations as to the impact of the acquisition on the Company’s business, that are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “should,” “believes,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based on current expectations, estimates and projections about the acquisition based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including difficulties or unexpected costs or delays in the integration of the operations, employees, products, sales channels, strategies, and technologies of the acquired business; the potential failure of the expected market opportunity to materialize; the potential inability to realize expected benefits and synergies; potential diversion of management’s attention from our existing business as well as that of the acquired business; potential adverse effects on relationships with our existing suppliers, customers or partners; and other risks and uncertainties as discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward statement to reflect events or circumstances after the date of this release.

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